Exhibit 1.01

Conflict Minerals Report

This is the Conflict Minerals Report (the “Report”) of J. C. Penney Company, Inc. for calendar year 2014 in accordance with Rule 13p-1 (“Rule 13p-1”) under the Securities Exchange Act of 1934, as amended.

J. C. Penney Company, Inc. is a holding company whose principal operating subsidiary is J. C. Penney Corporation, Inc. (“JCPenney” or the “Company”). Our business consists of selling merchandise and services to consumers through our approximately 1,020 department stores in the United States and Puerto Rico and through our Internet website at jcpenney.com, which utilizes fully optimized applications for desktop, mobile and tablet devices. We sell family apparel and footwear, accessories, fine and fashion jewelry, beauty products through Sephora inside JCPenney and home furnishings. In addition, our department stores provide our customers with services such as styling salon, optical, portrait photography and custom decorating.

The products in our department stores and online fall into three broad categories: JCPenney Private Brand products made specifically for us, Exclusive Brand products designed for JCPenney with licensed trademarks and sometimes sourced by us, and National Brand products made by other companies and sold in JCPenney department stores and online. For Private Brand and certain licensed Exclusive Brand products, JCPenney creates the product design and provides product specifications including materials, fabrics, trims and notions and components. JCPenney also manufactures certain Private Brand window coverings according to customer specifications as part of our custom decorating services.

We are filing this Report because, after a reasonable country of origin inquiry, we are unable to determine whether certain products that we manufacture or contract to manufacture contain cassiterite, columbite-tantalite (coltan), gold, and wolframite or their derivatives tin, tantalum and tungsten (collectively, “3TG”) that originated in the Democratic Republic of the Congo or an adjoining country (the “Covered Countries”), which minerals may be considered necessary to the functionality or production of such products (the “Conflict Minerals”).

The following product categories in certain of our Private Brands and licensed Exclusive Brands may contain 3TG: apparel containing certain trim such as zippers, furniture, lighting, and window coverings (the “Covered Products”). Since some of our suppliers were unable to ascertain the origin of the 3TG contained in the Covered Products, we are identifying the Covered Products as “DRC Conflict Undeterminable”.

Part I. Due Diligence

We conducted due diligence on the source and chain of custody of 3TG in our Covered Products in accordance with the Organisation for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (the “OECD Guidance”), an internationally recognized due diligence framework.

We purchase our merchandise from a broad base of domestic and foreign suppliers. We refer to suppliers with whom we directly contract as Tier 1 suppliers and suppliers with whom our Tier 1 suppliers contract as Tier 2 suppliers. As a retail company who purchases goods from suppliers, JCPenney is several levels removed from the actual mining of Conflict Minerals. JCPenney does not make purchases of raw ore or unrefined 3TG. Our implementation of the OECD Guidance is discussed below.

OECD Guidance Step One: Establish Strong Company Management System

JCPenney has an internal working group to coordinate and oversee the implementation of the Company’s compliance with the Conflict Minerals rules and regulations. The working group includes members from Product Services-Trade Compliance, Social and Environmental Responsibility, Corporate Social Responsibility, Sourcing, Legal and Internal Audit. The working group evaluates product categories for potential 3TG, routinely educates members of the sourcing organization regarding the Company’s Conflict Minerals program, and provides regular updates on the program to an oversight leadership committee.

JCPenney’s Conflict Minerals Policy establishes the following expectations for suppliers:

•	Suppliers may not include in any products sold to JCPenney any tin, tantalum, tungsten or gold mined in the Covered Countries that fund armed conflict.

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Suppliers are required to develop Conflict Minerals policies, due diligence frameworks and management systems consistent with OECD guidelines and to drive those efforts throughout their supplier chain.

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Suppliers of certain JCPenney products will be required to provide written evidence of due diligence documentation including completion of the Electronic Industry Citizenship Coalition - Global E-Sustainability Initiative (“EICC-GeSI”) Conflict Minerals Reporting Template (the “EICC-GeSI Template”).

•	Suppliers must use EICC-GeSI designated Conflict-Free Smelters as the source for any of the Conflict Minerals used in the products sold to JCPenney.

JCPenney’s Conflict Minerals Policy is publicly available on the Company’s website at http://ir.jcpenney.com/phoenix.zhtml?c=70528&p=irol-govCSR and includes information regarding how questions can be addressed or policy violations may be reported.

JCPenney publishes its Conflict Minerals Bulletin to Suppliers through its online Supplier Portal. The 2014 Supplier Bulletin reiterated JCPenney’s Conflict Minerals Policy and provided instructions for submitting a Conflict Minerals Survey which was developed based on the EICC-GeSI Template. As outlined in the Bulletin, certain Private Brand and Exclusive Brand suppliers identified as high risk based on the Company’s risk matrix, as well as all trim and custom decorating suppliers, were required to submit the Conflict Minerals Survey to JCPenney. All Private Brand, Exclusive Brand, trim and custom decorating suppliers were also required to complete an online training course on Conflict Minerals.

In addition to the online training course, JCPenney conducted in-person training for international and domestic suppliers. Training sessions were conducted in Dallas, Asia and Central America.

JCPenney has also established a unique e-mail address for Conflict Minerals issues and concerns. This e-mail address is published in the Company’s Conflict Minerals Policy as well as on the Supplier Bulletin. Suppliers can use this dedicated e-mail address for Conflict Minerals inquiries and questions.

OECD Guidance Step Two: Identify and Assess Risk in the Supply Chain

Our due diligence process involved all identified high risk Tier 1 suppliers for Private Brand and Exclusive Brand products, all custom decorating suppliers and also included certain known Tier 2 suppliers, such as trim suppliers. We developed our supplier list for our due diligence process by compiling and comparing supplier information from several sources and developed a risk matrix based on likelihood of products containing 3TG. A supplier was identified as high risk if there was a high likelihood that products supplied by such supplier would contain 3TG.
During 2014, JCPenney identified 27 Private Brand and Exclusive Brand suppliers considered high risk, 45 Tier 2 trim suppliers with raw materials that are likely to contain 3TG and 4 custom decorating suppliers likely to use 3TG in their products. All of these suppliers completed a Conflict Minerals Survey. Utilizing the matrix developed by JCPenney and the suppliers’ initial responses to the Conflict Minerals Survey, JCPenney identified suppliers from whom additional information was required. JCPenney requested that these suppliers provide clarifications to the information submitted on their Conflict Minerals Surveys as well as additional documentation such as a bill of materials.

Based on the survey responses, all JCPenney Private Brand and Exclusive Brand suppliers indicated that their products supplied to the Company do not contain 3TG. The 16 trim suppliers who reported that their products contain 3TG identified a total of 47 different smelters, of which 34 were certified as conflict free by the Conflict Free Sourcing Initiative (CFSI). However, since not all trim or custom decorating suppliers were able to identify smelters certified as conflict free by CFSI, for the 2014 calendar year, JCPenney is identifying the Covered Products as “DRC Conflict Undeterminable”.

OECD Guidance Step Three: Design and Implement a Strategy to Respond to Identified Risks

The Company has identified several initiatives to reduce the risk that its products may contain Conflict Minerals that benefit armed groups, including the following:

Establish a trim certification program for our Tier 2 suppliers that will include Conflict Minerals due diligence requirements.

A Private Brand Trim Certification Program was implemented in 2014. Trim suppliers must meet certain requirements to be part of the program including completing an application, providing product testing reports for product safety standards, completing an online Conflict Minerals course and certification and providing a Conflict Minerals Survey using the EICC-GeSI Template. The Company then provides a list of certified trim suppliers to its Private Brand suppliers. During 2014, all 45 trim suppliers that were part of the Trim Certification Program completed the Conflict Minerals Survey.
Conduct additional Conflict Minerals training for suppliers, including certain identified Tier 2 suppliers.
In person training was conducted in Dallas, Asia and Central America with international and domestic suppliers. In addition, JCPenney worked with a service provider to develop an exclusive interactive online course on Conflict Minerals. All active Private Brand, Exclusive Brand, trim and custom decorating suppliers were required to complete the online Conflict Minerals course. All 28 Private Brand and Exclusive Brand suppliers and all 59 trim suppliers in the Trim Certification Program completed the required online Conflict Minerals Course. Seven out of the eight custom decorating suppliers completed the required online Conflict Minerals course.
Continue active participation in RILA’s Conflict Minerals Program and other industry initiatives.
Since 2012, JCPenney has been an active member in an industry working group called the Retail Industry Leaders Association’s (RILA’s) Conflict Minerals Program, through which JCPenney has obtained industry best practices and tools for the Company’s due diligence process, including a survey for suppliers based on the EICC-GeSI Template and retail-focused training for suppliers.

In 2014, JCPenney also joined CFSI and is currently serving on the Steering Committee. CFSI is an industry initiative that audits smelters’ and refiners’ due diligence activities.

JCPenney intends to continue its efforts in the following areas:

•	Utilize the Trim Certification Program and expand to categories other than apparel

•	Drive compliance through education and training

•	Develop a new onboarding process for custom decorating suppliers to improve compliance with required training and Conflict Minerals Survey requirements

•	Continue participation in industry initiatives and third party audit programs

•	Continue engagement with internal audit partners to evaluate internal controls related to Conflict Minerals

OECD Guidance Step Four: Carry out Independent Third Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

JCPenney does not carry out its own independent audit of smelters. As outlined in the OECD Guidance, the internationally recognized standard on which the Company’s Conflict Minerals due diligence is based, the Company supports CFSI, an industry initiative that audits smelters’ and refiners’ due diligence activities. The data on which the Company relied for certain statements in this Report was obtained through the Company’s membership in the CFSI.

JCPenney compared the smelters identified by suppliers in 2014 with CFSI’s list. Of the 48 smelters identified by suppliers, 13 have not been certified as conflict-free by CFSI. A list of the smelters identified by the Company’s suppliers in 2014 is attached to this Report as Appendix A.

OECD Guidance Step Five: Report on Supply Chain Due Diligence

JCPenney filed its Form SD and Conflict Minerals Report for the calendar year ended December 31, 2014, which is available at http://ir.jcpenney.com/phoenix.zhtml?c=70528&p=irol-govCSR.

Part II. Product Description

DRC Conflict Undeterminable

Based on the due diligence processes described in Part I above, we have been unable to determine the origin of some of the 3TG used in certain of our products; therefore, we are required to identify the product categories described below as “DRC Conflict Undeterminable.”

•	Apparel that contains certain trim, such as zippers

•	Furniture

•	Lighting

•	Window coverings

With respect to these product categories, efforts were made to obtain further information on the origin of 3TG used therein. As described above, additional information was requested, such as a list of materials included in the products, and clarifications to responses on the supplier’s Conflict Minerals Survey. Notwithstanding these efforts, some of our suppliers were unable to definitively ascertain the origin of the 3TG contained in their products.

Part III. Audit Report

This Report has not been subject to an independent private sector audit as allowed under Rule 13p-1.

Appendix A
Smelter List As Provided by JCPenney Suppliers

Mineral	Smelter Name	Smelter Country
Tin	Alpha*	UNITED STATES
Gold	Asahi Pretec Corporation*	JAPAN
Gold	Backinson Chemsearch	HONG KONG
Gold	Chimet S.p.A.*	ITALY
Tin	China Tin	CHINA
Tin	CNMC (Guangxi) PGMA Co. Ltd.*	CHINA
Tin	Cooper Santa*	BRAZIL
Tin	CV United Smelting*	INDONESIA
Tin	EM Vinto*	BOLIVIA
Gold	FAGGI ENRICO SPA	ITALY
Tin	FoShan GuyangYuan Technology	CHINA
Gold	FoShan GuyangYuan Technology	CHINA
Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd.*	CHINA
Tin	Gejiu Zi-Li	CHINA
Tin	Guangdong Jinyi Alloy Products Co., Ltd	CHINA
Gold	Heraeus Ltd*	HONG KONG
Gold	Heraeus Precious Metals GmbH & Co. KG*	GERMANY
Gold	Istanbul Gold Refinery*	TURKEY
Gold	Japan Mint*	JAPAN
Gold	Korea Metal Co	KOREA, REPUBLIC OF
Gold	LS-NIKKO Copper Inc.*	KOREA, REPUBLIC OF
Tin	Malaysia Smelting Corporation (MSC)*	MALAYSIA
Tin	Melt Metais E Ligas*	BRAZIL
Tin	Metallo Chimique*	BELGIUM
Gold	Metalor Technologies SA*	SWITZERLAND
Gold	Metalor USA Refining Corporation*	UNITED STATES
Tin	Mineração Taboca S.A.*	BRAZIL
Tin	Minsur*	PERU
Gold	Mitsubishi Materials Corporation*	JAPAN
Gold	Nadir Metal Rafineri San. Ve Tic. A.ª.*	TURKEY
Gold	Ohio Precious Metals, LLC*	UNITED STATES
Tin	OMSA*	BOLIVIA
Tin	PT Koba Tin*	INDONESIA
Tin	PT Tambang Timah*	INDONESIA
Tin	PT Timah*	INDONESIA
Gold	Refinery of Shangdong Gold Mining*	CHINA
Gold	Royal Canadian Mint*	CANADA
Tin	RSTAR	BELGIUM
Gold	SAFIMET SPA	ITALY
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd*	CHINA
Gold	Shandong Zhaoyuan Gold Argentine Refining Co	CHINA
Gold	Tanaka Kikinzoku Kogyo K.K.*	JAPAN
Tin	Thaisarco*	THAILAND
Gold	Umicore Brasil Ltda*	BRAZIL
Gold	Yanti Kanfort Metal	CHINA
Tin	Yunnan Chengfeng Non-ferrous Metals	CHINA
Tin	Yunnan Tin Company, Ltd.*	CHINA

* Denotes smelters which have received a “conflict-free” designation from CFSI as of May 21, 2015.